Exhibit 99.1

news release	SONIC

FOR RELEASE AT:

9:16 AM (EDT) September 17, 2003

NASDAQ:SNIC

Sonic Solutions Announces $13.8 Million

Public Offering of Common Stock

Marin County, California (September 17, 2003)—Sonic Solutions (Nasdaq: SNIC) today announced a public offering of 920,000 shares of its common stock at a price of $15.00 per share, for gross proceeds of $13.8 million. The shares are being offered under the Company’s “shelf” registration statement, on Form S-3, as amended. The offering is being underwritten by Adams, Harkness & Hill, Inc.

The Company estimates net proceeds from the financing to be approximately $13 million after deducting underwriting discounts and the estimated costs associated with the offering. The Company plans to use the net proceeds of this financing for working capital, possible acquisitions, and/or other general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, and there will not be any sales of these securities in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This offering is being made by means of a prospectus supplement to a prospectus that is part of a shelf registration statement, which was previously filed with and declared effective by the Securities and Exchange Commission.

Copies of the prospectus and the prospectus supplement can be obtained from Adams, Harkness & Hill, Inc., Sixty State Street, Boston, Massachusetts, 02109.

NOTE: The above paragraphs of this press release may contain forward-looking statements that are based upon current expectations. These statements also involve forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, the risk that the offering is not consummated, the possibility that we decide to use the proceeds from the offering for purposes other than those described above, as well as other risk factors described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our report on Form 10-K for the year ended March 31, 2003. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.

About Sonic Solutions (NASDAQ: SNIC)

Based in Marin County, California, Sonic Solutions (http://www.sonic.com) is the world’s leading supplier of DVD creation software for professional, industrial and consumer applications. The majority of major film releases on DVD have been produced on Sonic’s professional DVD authoring systems in studios around the world. Sonic’s MyDVD® and DVDit!® are the most widely used DVD creation applications by consumers and video enthusiasts and are the solutions of choice among the key PC and after-market drive suppliers. Sonic’s RecordNow(tm) is a leading solution for audio and data mastering. Sonic’s AuthorScript®, the DVD and CD formatting and burning engine that underlies Sonic’s applications, is the most widely deployed DVD software engine and has been licensed by Adobe, Microsoft, Sony, and many others.

Sonic, the Sonic logo, Backup MyPC, CinePlayer, DVD Producer, Edit-on-DVD, NoNOISE, OpenDVD, Sonic PrimeTime, RecordNow and Simple Backup are trademarks of Sonic Solutions. AuthorScript, AutoDVD, DVDit!, DVD Fusion, MyDVD, PrePlay, ReelDVD, Scenarist, Sonic DVD Creator and Sonic Solutions are registered trademarks of Sonic Solutions. All other company or product names are trademarks of their respective owners and, in some cases, are used by Sonic under license.

Contact:	Carolyn Bass, Rob Hawkins	A. Clay Leighton
	Market Street Partners	Sonic Solutions
	415/321-2444	415/893-8000
	investors@sonic.com	clay_leighton@sonic.com